Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Alta Equipment Inc. (formerly known as B. Riley Principal Merger Corp.), on Form S-1, of our report dated March 25, 2020, with respect to our audits of the financial statements of Alta Equipment Inc. (formerly knowns as B. Riley Principal Merger Corp.) as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on March 25, 2020 and, accordingly, have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of March 25, 2020. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

October 26, 2020